Exhibit 99.1
OLAPLEX APPOINTS GLOBAL CONSUMER INDUSTRY VETERAN JOHN P. BILBREY TO BOARD OF DIRECTORS
Bilbrey to Serve in Newly Created Role of Executive Chair; Christine Dagousset to Continue as a Director
SANTA BARBARA, Calif., July 11, 2023 – Olaplex Holdings, Inc. (NASDAQ: OLPX) ("OLAPLEX" or the "Company"), today announced that it has appointed John P. "JP" Bilbrey to the Company’s Board of Directors (the “Board”). A seasoned and accomplished executive within the global consumer space, Mr. Bilbrey will serve in the newly created role of Executive Chair of the Board. Christine Dagousset, who has been a board member of the Company and its predecessor entities since May 2020 and has served as Chair of the Board since August 2021, will continue to serve as a valued director and will transition from a member of the Compensation Committee to a member of the Nominating and Corporate Governance Committee. Mr. Bilbrey will be a Class I director with a term expiring at the Company’s 2025 annual meeting of stockholders and has also been appointed to serve as a member of the Compensation Committee.

“We’re thrilled to welcome JP to the Board and broader OLAPLEX family,” said JuE Wong, OLAPLEX’s President and Chief Executive Officer. “JP’s leadership and expertise in shepherding premier consumer brands will be a valuable addition to the Board as we continue to execute on our strategic reset of the business, and it is a testament to the opportunities ahead of OLAPLEX that we could attract a leader of his caliber and credentials. I look forward to partnering with him to help OLAPLEX in reaching its full potential.”

“I’m honored and excited to join OLAPLEX’s Board during such an exciting time for the Company,” said Bilbrey. “In addition to its leading and patented haircare technology, OLAPLEX is an innovative and disruptive brand that has enormous runway to build on its record of science-backed beauty technologies. The Board has helped oversee tremendous growth to date, and I look forward to playing a role in further building upon that success.”

“A highly respected executive in the global consumer industry, JP has a firsthand grasp on what it takes to continue growing and evolving brands and companies in a competitive marketplace,” said Tricia Glynn, Lead Director of OLAPLEX’s Board of Directors and a Managing Partner at Advent International. “We believe JP will provide a fresh and insightful perspective as OLAPLEX pursues its long-term strategic growth initiatives as part of its continued efforts to drive value for stockholders.”

JuE Wong added, “On behalf of the entire Board and management team, I would like to recognize Christine for her continued partnership and guidance and am thankful for all that she accomplished during her tenure as Chair of the Board. Christine has served as a passionate advocate and asset for our brand, and through her role as Chair has offered guidance and leadership that have propelled the Company forward. As Christine takes on more responsibilities in her full-time role as Global Open Innovation Officer at Chanel, we are grateful that she will remain on the Board as we continue to scale the Company.”

Mr. Bilbrey served as President and Chief Executive Officer of The Hershey Company, a global confectionery leader and producer of snack products in the U.S., from 2011 until his retirement in March 2017. He also served as Chairman of Hershey from 2015 until March 2017 and as Non-Executive Chairman from March 2017 to May 2018. He joined the management team of Hershey as Senior Vice President, President Hershey International in 2003, serving as Senior Vice President, President Hershey North America from 2007 to 2010, and as Executive Vice President and Chief Operating Officer from 2010 to 2011. He previously spent 22 years at The Procter & Gamble Company. Mr. Bilbrey serves on the Board of Directors of Tapestry, Campbell Soup Company, Elanco Animal Health and Colgate-Palmolive, and previously served on the board of McCormick & Company. He was recently appointed as an Operating Partner at Advent International, one of the largest and most experienced global private equity investors. Mr. Bilbrey earned a B.S. in Psychology from Kansas State University.

About OLAPLEX
OLAPLEX is an innovative, science-enabled, technology-driven beauty company with a mission to improve the hair health of its consumers. In 2014, OLAPLEX disrupted and revolutionized the prestige hair care category by creating innovative bond-building technology, which works by protecting, strengthening and relinking broken bonds in the hair during and after hair services. The brand’s proprietary, patent-protected ingredient works on a molecular level to protect and repair damaged hair. OLAPLEX’s award-winning products are sold through an expanding omnichannel model serving the professional, specialty retail and direct-to-consumer channels.

Contacts
For Investors:
Patrick Flaherty patrick.flaherty@olaplex.com

For Media:
ICR OLAPLEX@icrinc.com